EXHIBIT 99

News Release

Contact:
Michael S. Olsen
Executive Vice President and Chief Financial Officer
414-319-8507

JOY GLOBAL INC. ANNOUNCES FOURTH QUARTER AND
FISCAL 2012 YEAR-END OPERATING RESULTS

Milwaukee, WI – December 12, 2012 – Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported fourth quarter and full year fiscal 2012 results.

Net sales in the fourth quarter increased 19 percent to $1.6 billion compared to the same period last year.  Operating income was $326 million, or 20 percent of sales, in the fourth quarter of 2012, compared to operating income of $296 million, or 22 percent of sales, in the fourth quarter of 2011.  Income from continuing operations was $212 million or $1.99 per fully diluted share for the fourth quarter compared to income from continuing operations of $195 million, or $1.83 per fully diluted share in the fourth quarter of 2011.  Earnings per share were reduced by $0.06 in the quarter due to restructuring costs, $0.07 due to pension curtailment charges and $0.01 due to excess first year purchase accounting charges at International Mining Machinery (“IMM”).  Fourth quarter bookings decreased 5 percent to $1.3 billion in fiscal 2012 compared to the fourth quarter of last year, but were up 22 percent sequentially from the third quarter.

Fourth Quarter and Full Year Highlights

“Our entire organization did an outstanding job of catching up on deliveries and giving us an exceptional finish to fiscal 2012,” said Mike Sutherlin, President and Chief Executive Officer.  “This strong execution will be important as we begin adjusting to the lower volumes that we expect for 2013.  We are setting our plans for 2013 on the basis that current market conditions continue.  Although there is upside potential in our markets, the timing is uncertain and unlikely to occur until current excess mine capacity is reduced.”

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100 E Wisconsin Ave  Suite 2780  Milwaukee WI 53202 ♦ PO Box 554  Milwaukee WI 53201-0554 ♦ 414/319/8501

Bookings - (in millions)
	Quarter Ended
	October 26,	October 28,	%
	2012	2011	Change

Underground Mining Machinery	$638.0	$632.7	0.8%
Surface Mining Equipment	530.8	678.9	(21.8)%
Eliminations	(77.8)	(35.6)
Legacy Business	1,091.0	1,276.0	(14.5)%

LeTourneau	190.7	115.8	64.7%
IMM	40.0	-

Total Bookings	$1,321.7	$1,391.8	(5.0)%

Bookings decreased 5 percent to $1.3 billion in the fourth quarter of fiscal 2012, with year over year order declines in our legacy business partially offset by $75 million of incremental bookings from LeTourneau and $40 million of bookings from IMM.  The LeTourneau bookings include a multiple unit order for wheel loaders in South America. Our current quarter includes the full results of both of these acquisitions, while the fourth quarter of last year only included LeTourneau activity.   Orders for the legacy underground and surface businesses, which exclude IMM and LeTourneau, decreased 15 percent in total compared to the fourth quarter of last year.  Aftermarket orders declined 5 percent, and original equipment orders were down 27 percent over last year’s fourth quarter.  The stronger U.S. dollar reduced current quarter bookings by $23 million compared to the fourth quarter of last year.  On a sequential basis, current year fourth quarter aftermarket and original equipment bookings increased 8 percent and 39 percent, respectively, from the third quarter of this year.

Bookings for underground mining machinery, excluding IMM, were flat in comparison to last year’s fourth quarter.  Original equipment orders were up 21 percent compared to the fourth quarter of last year, largely due to roof supports sold into Australia and increased orders in most other international regions.  This was offset by a decline in orders in the U.S., due to its weak coal market.  Aftermarket orders decreased 9 percent, driven by fewer rebuilds in the weak U.S. coal market.  Orders from the international markets were not strong enough to offset the declines in the U.S.  Orders for legacy underground original equipment and aftermarket were negatively impacted by foreign exchange of $11 million and $9 million, respectively.

Bookings for surface mining equipment, excluding LeTourneau, were down 22 percent.  Original equipment orders were down 47 percent from the record bookings in the fourth quarter of last year, while aftermarket bookings increased 3 percent.  Original equipment orders were down in all regions except Africa and Australia.  Aftermarket order increases were centered in South America, Australia and Africa.  All other regions experienced a decrease in orders.  Current quarter legacy surface orders for original equipment and aftermarket were negatively impacted by foreign exchange of $1 million and $2 million, respectively.

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Backlog at the end of the fourth quarter was $2.6 billion compared to $2.8 billion at the end of the third quarter.  Backlog related to the legacy business was $2.3 billion at the end of the fourth quarter, down $0.2 billion from the beginning of the quarter, while backlog related to LeTourneau and IMM remained at $0.3 billion.

Net Sales - (in millions)
	Quarter Ended
	October 26,	October 28,	%
	2012	2011	Change

Underground Mining Machinery	$775.4	$748.1	3.6%
Surface Mining Equipment	708.3	524.4	35.1%
Eliminations	(69.9)	(38.8)
Legacy Business	1,413.8	1,233.7	14.6%

LeTourneau	129.0	101.6	27.0%
IMM	52.1	-

Total Net Sales	$1,594.9	$1,335.3	19.4%

Net sales, excluding LeTourneau and IMM, increased 15 percent from a year ago to $1.4 billion in the fourth quarter.  LeTourneau and IMM contributed incremental sales of $27 million and $52 million, respectively, to the fourth quarter.  Original equipment sales were up 27 percent and aftermarket sales were up 6 percent over the prior year period.  Changes in foreign exchange rates decreased net sales by $7 million in the fourth quarter compared to a year ago.

Net sales of underground mining machinery, excluding IMM, rose 4 percent in the fourth quarter compared to a year ago.  Original equipment shipments were flat and aftermarket shipments were up 6 percent over the prior fourth quarter.  The original equipment sales were driven by higher shipments in Australia and China offset by lower shipments in the U.S. and Africa.  Aftermarket sales increased in China with reductions in all other regions.

Net sales of surface mining equipment, excluding LeTourneau, were 35 percent higher than the same period last year.  Original equipment sales increased 90 percent, with aftermarket sales up 7 percent.  Original equipment sales increases were led by strong results in all regions.  Aftermarket sales were up in all regions except China and Australia compared to the prior fourth quarter.

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Operating Profit - (in millions)
	Quarter Ended
	October 26,	October 28,	Return on Sales
	2012	2011	2012	2011

Underground Mining Machinery, before unusuals	$176.7	$188.5	22.8%	25.2%
Restructuring charges	(6.1)	-
Pension curtailment	(1.1)	-
Underground Mining Machinery	169.5	188.5	21.9%	25.2%

Surface Mining Equipment, before unusuals	168.0	114.7	23.7%	21.9%
Restructuring charges	(2.4)	-
Pension curtailment	(10.3)	-
Surface Mining Equipment	155.3	114.7	21.9%	21.9%

Corporate Expenses	(14.8)	(12.3)
Restructuring charges	(1.0)	-
Eliminations	(15.3)	(8.8)
Legacy Business	293.7	282.1	20.8%	22.9%

LeTourneau	30.0	23.6	23.2%	23.2%
IMM	4.1	-	7.9%
Subtotal	327.8	305.7	20.6%	22.9%

Excess Purchase Accounting
LeTourneau	-	(6.5)
IMM	(2.0)	-
IMM Equity Accounting	-	3.3
Acquisition Costs	0.1	(6.2)

Total Operating Profit	$325.9	$296.3	20.4%	22.2%

Operating profit for the legacy business was $294 million for the fourth quarter of 2012, compared to $282 million in the fourth quarter of last year.  The increase in operating profit, before acquisition activities, was due to higher sales volume offset by pension curtailment charges, restructuring costs and an increase in period costs in the fourth quarter.  Return on sales was 21 percent in the fourth quarter, compared to 23 percent last year.  Excluding charges for restructuring and the pension curtailment, incremental profitability was 18 percent on a 15 percent increase in net sales.  This low incremental profitability is largely due to the exceptionally strong performance by the underground business last year, which is the basis of comparison.  Restructuring activites were undertaken to better align the business cost structure to our anticipated future requirements.  The pension curtailments were the result of completed negotiations with certain of our U.S. bargaining units which will freeze their respective defined benefit plans at the end of the calendar year.

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The current quarter results include $30 million of operating profit from LeTourneau.  In addition, the current quarter results also include $4 million of operating profit from IMM, before $2 million of first year excess purchase accounting charges.  Excess purchase accounting charges associated with the write-up of the acquired inventory and backlog from the IMM transaction were completed in the fourth quarter of fiscal 2012.

Net interest expense increased to $17 million in the fourth quarter of 2012, up from $11 million in the prior year, but flat with the third quarter.  The increase in interest expense is attributable to incremental borrowings associated with financing the LeTourneau and IMM acquisitions.

The income tax rate was 31.1 percent in the current quarter compared to 31.7 percent in the fourth quarter of 2011.  The current quarter includes $3 million of net favorable discrete benefits compared to $3 million of net unfavorable discrete charges last year.

Impact of Acquisitions and Unusual Items on Earnings Per Share

	Quarter Ended
	October 26, 2012		October 28, 2011
	Dollars	Fully	Dollars	Fully
	in millions	Diluted EPS	in millions	Diluted EPS

Income from continuing operations, attributable to Joy Global Inc., as reported	$212.4	$1.99	$195.0	$1.83

Add:
LeTourneau excess purchase accounting, net of tax	-	-	3.6	0.03
IMM excess purchase accounting, net of tax	1.5	0.01	-	-
Acquisition costs, net of tax	-	-	4.2	0.04
Incremental interest expense, net of tax	5.3	0.05	4.7	0.04
Pension curtailment, net of tax	7.8	0.07	-	-
Restructuring charges, net of tax	6.5	0.06	-	-
Net discrete tax charges	-	-	2.8	0.03

Deduct:
Net discrete tax benefits	3.1	0.03	-	-
LeTourneau, net of tax	19.2	0.18	14.1	0.13
IMM, net of tax	2.9	0.03	2.5	0.02

Income from continuing operations attributable to Joy Global Inc., before acquisition activities and unusual items	$208.3	$1.94	$193.7	$1.82

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The table above lists the acquisition activities and unusual items that affected fourth quarter earnings per share compared to the same quarter last year.  The LeTourneau and IMM acquisitions, net of the increase in interest expense, added $0.15 to fully diluted EPS in the fourth quarter.

Cash provided by continuing operations was $211 million in the fourth quarter, compared to cash provided by continuing operations of $154 million a year ago.  The increase in cash provided by continuing operations during the fourth quarter was due to higher earnings and a reduction in inventory.  These benefits were partially offset by increases in accounts receivable primarily due to the late timing of sales and by a reduction in advance payments resulting from a decline in new original equipment order activity.

Capital expenditures were $72 million in the fourth quarter of fiscal 2012, compared to $35 million in the prior year fourth quarter.  The expenditures resulted from the investments in manufacturing capacity in emerging markets and aftermarket service infrastructure.

Full Year Fiscal 2012 Operating Results

Fiscal 2012 full year results include IMM operating results for the 43-week period from December 29, 2011 through the end of the fiscal year.  Fiscal 2011 full year results include LeTourneau operating results for the 19-week period from June 22, 2011 through the end of the fiscal year.

Bookings - (in millions)
	Year Ended
	October 26,	October 28,	%
	2012	2011	Change

Underground Mining Machinery	$2,563.2	$3,102.3	(17.4)%
Surface Mining Equipment	2,126.8	2,517.5	(15.5)%
Eliminations	(331.4)	(167.8)
Legacy Business	4,358.6	5,452.0	(20.1)%

LeTourneau	495.1	139.4
IMM	217.6	-

Total Bookings	$5,071.3	$5,591.4	(9.3)%

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Bookings decreased 9 percent to $5.1 billion from the prior year, with year over year order declines in our legacy business partially offset by $356 million of incremental bookings from LeTourneau and $218 million of bookings from IMM.  Orders for the legacy underground and surface businesses decreased 20 percent compared to last year.  Aftermarket orders were flat while original equipment orders were down 40 percent over last year.  The stronger U.S. dollar reduced bookings by $97 million for the year.

Total backlog at the end of fiscal 2012 was $2.6 billion, compared to $3.3 billion at the beginning of the fiscal year.  Backlog related to the legacy business was $2.3 billion at the end of the year while backlog related to LeTourneau and IMM was $0.3 billion.

Bookings for underground mining machinery, excluding IMM, decreased 17 percent in comparison to last year.  Original equipment orders declined 35 percent compared to the last year.  All regions, except for Africa, experienced a decrease in orders.  Aftermarket bookings were flat compared to last year as bookings increases in China, Africa and Australia were offset by lower orders in the U.S.  Current year orders for legacy underground original equipment and aftermarket were negatively impacted by foreign exchange of $41 million and $39 million, respectively.

Bookings for surface mining equipment, excluding LeTourneau, were down 16 percent from the last year.  Original equipment orders were down 37 percent from the record bookings of last year, while aftermarket bookings increased 5 percent.  Original equipment orders were down in all regions except Africa and Australia.  Aftermarket order increases were led by South America, Australia, and Eurasia.  All other regions experienced declining aftermarket orders.  Current year legacy surface business orders for original equipment and aftermarket were negatively impacted by foreign exchange of $7 million and $10 million, respectively.

Net Sales - (in millions)
	Year Ended
	October 26,	October 28,	%
	2012	2011	Change

Underground Mining Machinery	$2,888.5	$2,576.6	12.1%
Surface Mining Equipment	2,286.1	1,814.4	26.0%
Eliminations	(184.1)	(132.0)
Legacy Business	4,990.5	4,259.0	17.2%

LeTourneau	451.4	144.9	211.5%
IMM	219.0	-

Total Net Sales	$5,660.9	$4,403.9	28.5%

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Net sales, excluding LeTourneau and IMM, increased 17 percent to $5 billion.  Original equipment sales were up 31 percent and aftermarket sales were up 8 percent over the prior year.  Changes in foreign exchange rates decreased net sales by $51 million compared to a year ago.  LeTourneau and IMM contributed incremental sales for the year of $307 million and $219 million, respectively.

Net sales of underground mining machinery, excluding IMM, rose 12 percent compared to a year ago.  Original equipment shipments increased 16 percent and aftermarket shipments were up 9 percent over the prior year.  The original equipment sales were driven by shipments in Eurasia and Australia.  Aftermarket sales increased in Australia and China.

Net sales of surface mining equipment, excluding LeTourneau, were 26 percent higher than last year.  Original equipment sales increased 62 percent as last year’s strong order rate flowed into this year’s sales.  Aftermarket sales were up 8 percent.  Original equipment sales increased in all regions compared to last year, except Africa.  Aftermarket sales were up in all regions except China compared to last year.

Operating Profit - (in millions)
	Year Ended
	October 26,	October 28,	Return on Sales
	2012	2011	2012	2011

Underground Mining Machinery, before unusuals	$670.5	$595.3	23.2%	23.1%
Restructuring charges	(6.1)	-
Pension curtailment	(2.1)	-

Underground Mining Machinery	662.3	595.3	22.9%	23.1%

Surface Mining Machinery, before unusuals	531.6	399.3	23.3%	22.0%
Restructuring charges	(2.4)	-
Pension curtailment	(10.3)	-

Surface Mining Equipment	518.9	399.3	22.7%	22.0%

Corporate Expenses	(54.2)	(49.4)
Corporate restructuring charges	(1.0)	-
Eliminations	(40.8)	(31.9)
Legacy Business	1,085.2	913.3	21.7%	21.4%

LeTourneau	87.4	32.0	19.4%	22.1%
IMM	36.9	-	16.8%
Subtotal	1,209.5	945.3	21.4%	21.5%

Excess Purchase Accounting
LeTourneau	(13.6)	(8.8)
IMM	(27.4)	-
IMM gain on shares / equity	20.2	3.4
Acquisition Costs	(16.1)	(19.7)

Total Operating Profit	$1,172.6	$920.2	20.7%	20.9%

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Operating profit for the legacy business was $1.1 billion for fiscal 2012, compared to $0.9 billion last year.  Return on sales was 22 percent for fiscal 2012 and 21 percent for fiscal 2011. Incremental profitability for the legacy business was 23 percent on a 17 percent increase in net sales.  Excluding charges for restructuring and the pension curtailment, incremental profitability was 27 percent for the legacy business.

The increase in operating profit, before acquisition activities, was due to higher sales volume offset by pension curtailment charges, restructuring costs and an increase in period costs.

The current year results include $87 million of operating profit from LeTourneau, net of $12 million of ongoing purchase accounting charges.  Excess purchase accounting charges associated with the write-up of the acquired inventory and backlog from the LeTourneau transaction totaled $14 million in fiscal 2012 and were completed in the third quarter.

In addition, the current year results include $37 million of operating profit from IMM, net of $13 million of ongoing purchase accounting charges.  Excess purchase accounting charges associated with the write-up of the acquired inventory and backlog from the IMM transaction totaled $27 million in fiscal 2012 and were completed in the fourth quarter.

Net interest expense increased to $67 million in fiscal 2012, up from $24 million in the prior year.  The increase in interest expense is attributable to borrowings associated with financing the LeTourneau and IMM acquisitions.

The income tax rate was 30.6 percent in the current year compared to 29.6 percent last year.  The effective income tax rate excluding discrete tax adjustments was 31.4 percent in the current year compared to 30.2 percent in 2011.  The increase in the effective tax rate is attributable to an unfavorable geographic mix of earnings.  The effective tax rate in 2013 is expected to be between 30.5 percent and 31.5 percent.

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Impact of Acquisitions and Unusual Items on Earnings Per Share

	Year Ended
	October 26, 2012		October 28, 2011
	Dollars	Fully	Dollars	Fully
	in millions	Diluted EPS	in millions	Diluted EPS

Income from continuing operations, attributable to Joy Global Inc., as reported	$767.1	$7.18	$631.0	$5.92

Add:
LeTourneau excess purchase accounting, net of tax	9.1	0.08	5.6	0.05
IMM excess purchase accounting, net of tax	20.6	0.19	-	-
Acquisition costs, net of tax	10.9	0.10	13.6	0.13
Incremental interest expense, net of tax	25.6	0.24	5.2	0.05
Restructuring charges, net of tax	6.5	0.06	-	-
Pension curtailment, net of tax	8.6	0.08	-	-

Deduct:
Net discrete tax benefits	7.6	0.07	5.4	0.05
LeTourneau, net of tax	54.8	0.51	20.4	0.19
IMM, net of tax	27.1	0.25	-	-
IMM gain / equity, net of tax	20.2	0.19	2.5	0.02

Income from continuing operations attributable to Joy Global Inc., before acquisition activities and unusual items	$738.7	$6.91	$627.1	$5.89

Income from continuing operations was $767 million, or $7.18 per fully diluted share, in fiscal 2012, compared to income from continuing operations of $631 million, or $5.92 per fully diluted share, in fiscal 2011.  The table above lists the acquisition activities and unusual items that affected fiscal 2012 earnings per share compared to the prior fiscal year.  The LeTourneau and IMM acquisitions, net of the increase in interest expense, added $0.25 to fully diluted EPS for the year.

Cash provided by continuing operations was $464 million in fiscal 2012, compared to cash provided by continuing operations of $500 million a year ago.  The decrease in cash provided by continuing operations was the result of an increase in accounts receivable primarily due to the timing of sales, increased inventory to support the strong sales activity for the year, reduced accounts payable and by a reduction in advance payments resulting from a decline in new original equipment order activity.

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Capital expenditures were $242 million in fiscal 2012, compared to $111 million in the prior year, due to continued investments in manufacturing capacity in emerging markets and aftermarket service infrastructure.  Capital expenditures for fiscal 2013 are expected to be approximately $200 million.

Market Outlook

During 2012, the markets served by the Company weathered a series of conditions and events that slowed the demand for the Company’s products.  Early in the year, the U.S. thermal coal market experienced a significant loss of coal demand to natural gas for power generation.  By early summer, U.S. economic growth remained sluggish and lingering sovereign debt issues pushed Europe to the brink of recession.  With weakness in both of its main trading partners, China exports began to soften and its economic and industrial growth decelerated.  China consumes the majority of the world’s mined commodities, which has a disproportional impact on commodity demand.  Additionally, growth in steel production has been flat for the year and this limited demand upside for iron ore and metallurgical coal.

This slowing of demand occurred while new mines were coming on line and some mines, particularly in Australia, were returning to production.  A supply surplus resulted that has pushed the prices of many commodities down to the marginal cost of production, which has reduced miners’ cash flow available for reinvestment and reduced the number of projects that meet the necessary economic threshold.

The Company has seen significant adjustments in some of its core markets.   In the U.S., weak demand for electricity combined with a plentiful supply of natural gas reduced natural gas prices to historically low levels.  The share of power generation from coal dropped from 43 percent to 33 percent by April of 2012, reducing the demand for thermal coal in the U.S. by approximately 100 to 120 million tons.  Natural gas has since risen above $3.50 per million BTU’s, and coal recovered its share back to 38 percent of power generation by September.  The economics of power switching enable coal from the Powder River Basin to compete when natural gas prices rise above $2.50 and enable coal from the Illinois Basin to compete when natural gas prices rise above $3.00.  However, thermal coal from Central Appalachia is not competitive until natural gas prices rise above $4.00 per million BTU’s and therefore it has the lowest prospect of recovering lost volume for power generation.  This shift is reflected in the demand for coal-fueled power generation, with year-to-date generation from Central Appalachian coal down 40 percent while generation from the rest of the U.S. is down only 10 percent.  Thermal coal volumes in Central Appalachia are expected to decline over time until it becomes primarily a metallurgical coal producing region.  Volumes will continue to shift to the Illinois Basin and Powder River Basin.  Cutting conditions and operating costs improve as production migrates west, and this will reduce the Company’s revenue potential per ton of production.  Although some volumes can be recovered to provide further upside through time, the Company is planning for U.S. coal to be a structurally smaller and significantly dislocated market.

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The slowing of economic growth and industrial production in China has reduced the demand for thermal coal used in power generation.  By the third calendar quarter, demand growth was almost flat with the prior year while domestic production continued to increase, and stockpiles rose to maximum levels at the domestic transfer port of Qinhuangdao.  Domestic production was curtailed as prices dropped below $95 a tonne, creating a competitive advantage for seaborne coal.  The reduced volumes of China domestic production have adversely affected demand for products from the Company’s IMM subsidiary.  Domestic production has been further curtailed by holidays with respect to the regime change in China.  Although the reduction in domestic production created support for imports, it was not enough to overcome the additional supply returning to the market from Australia and from U.S. producers looking for export markets.  As a result, seaborne thermal coal has remained in surplus with prices depressed.

Weak pricing conditions have combined with rising costs to reduce the profitability of mining in Australia.  Australian costs have been driven up by a series of factors, including resource extraction taxes, carbon taxes, elevated demands in labor negotiations, extended regulatory review, and a strong local currency.  Production has been reduced in higher cost mines and closures have been announced for several older mines that are near the end of their planned life.

Despite this depressed outlook, there is the potential for upside.  Natural gas prices in the U.S. have been improving and should continue moving toward the cost of replacement, which the Company estimates is above $4.00 per million BTU’s.  As a result, power generation should continue switching back from natural gas to coal, but it is not expected that all of the volume losses will be regained.  However, the upside can be extended by utilizing the greater excess capacity available in the coal-fired generating fleet.  Exports from the U.S. will be at their second consecutive record level in 2012, and customers are investing in port expansions that can double export capacity over the next five years.

Additionally, there are signs of improvement in China.  For example, fixed asset investment for infrastructure grew 30 percent year on year in September, largely aided by the government’s $157 billion of stimulus focused on infrastructure.  Electricity demand is a more discrete measure of economic and industrial activity, and it rebounded 6 percent in October over last year after recording only minimal growth for all of the third calendar quarter.

India’s coal imports are up 18 percent and reached 64 million tonnes in the first half of its fiscal year beginning in April.  However, Coal India’s production is behind last year and stockpiles at 60 percent of India’s generating stations have fallen to less than a week of supply.   Imports are expected to continue to fill the gap and are on pace to reach 140 million tonnes for the full year.

Japan and Europe are moving more power generation to coal fired units to offset the impact of high natural gas prices in the international markets.  Coal fired generation is up 26 percent in Japan, and is up 14 percent in Europe despite economic contraction in the Eurozone.  Germany has 36 gigawatts of power generating capacity planned, and two-thirds of that will be coal fired.

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On the back of slowing demand for steel, mills began reducing their inventories of iron ore and met coal.  This lower demand temporarily drove down prices to below $90 per dry metric ton for iron ore and to $140 per tonne for metallurgical coal, both below their marginal cost of production.  We believe the destocking phase is completing and the price for both commodities is improving.  China produces 40 percent of global iron ore, and is the high cost, swing producer.  As a result, iron ore has corrected more quickly than met coal and is trading in the vicinity of $120 per tonne, which is the estimated cost of China production.  This pricing level limits China production, but provides healthy margins for the major seaborne producers.  Metallurgical coal prices rolled over in the fourth quarter, but are to improve in 2013.

Copper has the strongest fundamentals of the major mined commodities.  Despite sluggish global economic conditions, copper concentrate remains in deficit with prices that support continued mine expansion.

Despite the potential for upside, the outlook for the Company’s mining equipment remains weak for now. The Company’s customers have experienced reduced cash flow, and with mine capacity in excess of current demand, only the highest quality, lowest cost mines can justify investment.   Although customers are completing the projects they have under construction, they are both cautious and patient on starting new projects.  There is a preference for projects that have low execution risk and a relatively quick start of production.  These are generally brown field expansions and green field projects that are near existing mines.  Even then, the Company’s customers are thorough and methodical in their investment decisions, and this continues to extend the start of new projects.

Company Outlook

“This has been a transitional year, as we moved from building to depleting backlogs, and from catching up with the market to lowering our base cost. Both sides of those equations have an impact on how we view our fiscal 2013,” Sutherlin continued.

“We not only had slowing in several of our key markets in 2012, this decline occurred progressively during the year and thus had a compounding effect on our incoming order rate.  For example, the help we initially thought we would get from the international markets eventually became another headwind.  The net affect has been a substantial slowing in order rates, and we revised our outlook down at several points during the year.  Although there are early positive indicators in each of the most adversely effected markets, we do not see near term recovery.  Our customers are confident that they have enough available excess capacity in their fleets to enable them to respond to initial improvements in demand.  As a result, recovery in commodity demand must prove that it is sustainable before we will see a broad capex response from our customers.  In the meantime, our customers will continue to move forward on their highest value prospects that will come on line in the lower portion of the marginal cost curve.

“Industry capex in 2012 is up from last year, but with most of that occurring earlier in the year.  We expect further slowing in 2013 as projects are completed.  We expect the decline in coal capex to extend into 2013, and thus be essentially flat.  Iron ore capex is expected to be down, but more the result of a few major projects already underway and largely funded.  Copper capex should be up in 2013, but not as much as 2012 as several large projects are finished.  Overall industry capex could thus be down 10-15 percent year over year, substantially in line with our outlook for 2013.  With the uncertainty of recovery in our markets, we are setting our plans on the basis that current conditions will continue.  Revenues ran ahead of incoming order rates as backlog was depleted in 2012.  Under current market conditions, we expect 2012 order rates to carry forward into 2013.  With less opportunity for backlog depletion, we expect revenues to approximate incoming order rates.

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“With the expectation that current market conditions will continue and result in lower volumes in 2013, we have begun the process of taking out costs and structurally lowering our cost base.  This will be necessary if current market conditions persist for a longer period, and will provide increased leverage if market conditions improve.  In our fourth quarter, we took $20 million of charges to restructure certain U.S. pension plans and to downsize our production to match current order rates.  We expect a 6 month payback and those savings are incorporated into our 2013 guidance.  This restructuring will allow us to deliver our target of 34 percent decremental operating margins.  This is on the on-going cost base that excludes approximately $40 million of excess first-year purchase accounting charges and net acquisition related costs.

“Our International Mining Machinery acquisition has been a challenge in 2012.  The startup of our integration and synergy programs were offset by the weakness in the domestic China coal market.  Volumes were further impacted in our fourth quarter by disruptions related to regime change in China.  October’s bump in electricity demand is encouraging, and we saw that momentum carry into November.  We expect 2013 to be a recovery year for IMM, reversing the declines of 2012.  That is also incorporated into our guidance for 2013.

“With these factors combined, we expect fiscal 2013 earnings per fully diluted share to be between $5.90 and $6.50 on revenues of $4.9 billion to $5.2 billion.  Capital expenditure approvals for 2013 will be reduced to $150 million, in line with sustaining expectations, but the carryover of projects already in progress will increase expenditures to approximately $200 million.  Our first fiscal quarter has a disproportional number of holidays that reduces production volumes but not costs, and this should be considered in estimating how this guidance is applied through the year.

“We will continue our restructuring in 2013, with the focus on balancing and optimizing our global manufacturing footprint.  These costs are expected to be approximately $25 million, including the disposition or write-down of related assets.   The timing of the projects is concentrated in the second half of 2013, and the expected payback is 9 months.  As a result, almost all of the savings will be realized in fiscal 2014.  Incorporating these restructuring costs, the fiscal 2013 guidance becomes $5.75 to $6.35 of earnings per fully diluted share on the same revenues of $4.9 billion to $5.2 billion.

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company’s fourth quarter results at 11:00 a.m. EST on December 12, 2012.  Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code 7285398, at least 15 minutes prior to the 11:00 a.m. EST start time of the call.  A rebroadcast of the call will be available until the close of business on January 2, 2013 by dialing 888-203-1112 or 719-457-0820, access code 7285398.

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Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm.  To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call.  A replay of the webcast will be available until the close of business on January 31, 2013.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential”  “predict,”  “will be,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release.  In addition, certain market outlook information is based on fourth-party sources that we cannot independently verify, but that we believe reliable.  We undertake no obligation to update forward-looking statements to reflect new information.  We cannot assure you the projected results or events will be achieved.  Because forward-looking statements involve risks and uncertainties, they are subject to change at any time.  Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with  the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets  and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

JOY-F

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JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Quarter Ended		Year Ended
	October 26,	October 28,	October 26,	October 28,
	2012	2011	2012	2011

Net sales	$1,594,905	$1,335,293	$5,660,889	$4,403,906
Costs and expenses:
Cost of sales	1,067,398	883,990	3,783,802	2,897,605
Product development, selling and administrative	203,951	163,025	736,776	602,010
Other income	(2,345)	(8,049)	(32,248)	(15,888)
Operating income	325,901	296,327	1,172,559	920,179

Interest expense, net	(17,429)	(10,711)	(67,428)	(24,311)
Reorganization items	-	-	-	(35)
Income from continuing operations before income taxes	308,472	285,616	1,105,131	895,833

Provision for income taxes	96,064	90,623	337,870	264,831

Income from continuing operations	212,408	194,993	767,261	631,002
Income from continuing operations attributable to non-controlling interest	-	-	(180)	-
Income from continuing operations attributable to Joy Global Inc.	212,408	194,993	767,081	631,002

Income (loss) from discontinued operations, net of income taxes	155	(22,646)	(5,060)	(21,346)

Net income	212,563	172,347	762,201	609,656
Net income attributable to non-controlling interest	-	-	(180)	-

Net income attributable to Joy Global Inc.	$212,563	$172,347	$762,021	$609,656

Basic earnings per share:
Continuing operations	$2.00	$1.85	$7.25	$6.01
Discontinued operations	0.00	(0.22)	(0.05)	(0.20)
Net income	$2.00	$1.63	$7.20	$5.81

Diluted earnings per share:
Continuing operations	$1.99	$1.83	$7.18	$5.92
Discontinued operations	0.00	(0.21)	(0.05)	(0.20)
Net income	$1.99	$1.62	$7.13	$5.72

Dividends per share	$0.175	$0.175	$0.700	$0.700

Weighted average shares outstanding:
Basic	106,069	105,253	105,862	104,916
Diluted	106,957	106,725	106,889	106,537

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K with the SEC

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(Unaudited)
(In thousands)

	October 26,	October 28,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$263,873	$288,321
Cash held in escrow	-	866,000
Accounts receivable, net	1,229,083	884,696
Inventories	1,415,455	1,334,134
Other current assets	247,666	190,568
Current assets of discontinued operations	-	288
Total current assets	3,156,077	3,564,007

Property, plant and equipment, net	832,862	539,571
Investment in unconsolidated affiliate	-	380,114
Other intangible assets, net	589,224	385,441
Goodwill	1,382,358	428,478
Deferred income taxes	67,101	73,123
Other assets	114,881	55,448
Non-current assets of discontinued operations	-	172
Total assets	$6,142,503	$5,426,354

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long term obligations	$65,316	$35,895
Trade accounts payable	452,236	452,519
Employee compensation and benefits	156,867	147,664
Advance payments and progress billings	669,792	771,841
Accrued warranties	100,646	82,737
Other accrued liabilities	322,813	206,588
Current liabilities of discontinued operations	13,147	27,327
Total current liabilities	1,780,817	1,724,571

Long-term obligations	1,306,625	1,356,412

Accrued pension costs	335,813	332,452
Other non-current liabilities	142,059	61,124

Shareholders' equity	2,577,189	1,951,795

Total liabilities and shareholders' equity	$6,142,503	$5,426,354

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K with the SEC

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended		Year Ended
	October 26,	October 28,	October 26,	October 28,
	2012	2011	2012	2011

Operating Activities:
Net income	$212,563	$172,347	$762,201	$609,656
Loss (income) from discontinued operations	(155)	22,646	5,060	21,346
Depreciation and amortization	33,014	28,441	152,840	79,110
Other, net	(15,516)	51,853	(155,977)	(53,318)

Changes in Working Capital Items Attributed to Continuing Operations, net of acquisition:
Accounts receivable, net	(72,946)	(48,008)	(162,876)	(112,910)
Inventories	114,955	(131,949)	(84,514)	(391,129)
Trade accounts payable	(36,709)	101,851	(81,517)	120,745
Advance payments and progress billings	(145,417)	(1,657)	(91,378)	301,818
Other working capital items	121,106	(44,035)	120,076	(75,592)
Net cash provided by operating activities - continuing operations	210,895	151,489	463,915	499,726
Net cash (used) provided by operating activities - discontinued operations	(5,307)	7,411	(21,054)	4,967
Net cash provided by operating activities	205,588	158,900	442,861	504,693

Investing Activities:
Acquisition of International Mining Machinery, net of cash acquired	-	(236,111)	(955,917)	(376,724)
Acquisition of LeTourneau, net of cash acquired	-	(7,747)	-	(1,048,908)
Proceeds from sale of LeToruneau Drilling Systems, Inc.	(56,270)	375,000	(56,270)	375,000
Withdrawal (deposits) of cash held in escrow	-	(866,000)	866,000	(866,000)
Property, plant, and equipment acquired	(72,237)	(35,334)	(241,527)	(110,523)
Other - net	2,266	2,764	9,385	5,278
Net cash used by investing activities - continuing operations	(126,241)	(767,428)	(378,329)	(2,021,877)
Net cash provided by investing activities - discontinued operations	-	361	-	-
Net cash used by investing activities	(126,241)	(767,067)	(378,329)	(2,021,877)

Financing Activities:
Share-based payment awards	2,809	-	33,398	68,323
Dividends paid	(18,530)	(18,392)	(73,961)	(73,262)
Financing fees	(3,684)	(3,625)	(5,304)	(13,060)
Debt borrowings (repayments)	(249,101)	485,854	(35,742)	994,715
Net cash (used) provided by financing activities	(268,506)	463,837	(81,609)	976,716

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,205)	(10,441)	(7,371)	13,208

Decrease in Cash and Cash Equivalents	(190,364)	(154,771)	(24,448)	(527,260)

Cash and Cash Equivalents at the Beginning of Period	454,237	443,092	288,321	815,581

Cash and Cash Equivalents at the End of Period	$263,873	$288,321	$263,873	$288,321

Supplemental cash flow information:
Interest paid	$18,114	$4,193	$69,743	$33,505
Income taxes paid	29,924	53,068	178,729	209,063

Depreciation and amortization by segment:
Underground Mining Machinery	$18,735	$9,768	$90,339	$40,537
Surface Mining Equipment	12,950	18,614	59,887	38,339
Corporate	1,329	59	2,614	234
Total depreciation and amortization	$33,014	$28,441	$152,840	$79,110

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	October 26,	October 28,
	2012	2011	Change

Net Sales By Segment:
Underground Mining Machinery	$827,551	$748,144	$79,407	10.6%
Surface Mining Equipment	837,282	625,981	211,301	33.8%
Eliminations	(69,928)	(38,832)	(31,096)
Total Sales By Segment	$1,594,905	$1,335,293	$259,612	19.4%

Net Sales By Product Stream:
Aftermarket Revenues	$808,095	$760,143	$47,952	6.3%
Original Equipment Revenues	786,810	575,150	211,660	36.8%
Total Sales By Product Stream	$1,594,905	$1,335,293	$259,612	19.4%

Net Sales By Geography:
United States	$632,002	$608,698	$23,304	3.8%
Rest of World	962,903	726,595	236,308	32.5%
Total Sales By Geography	$1,594,905	$1,335,293	$259,612	19.4%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$171,616	$188,455	20.7%	25.2%
Surface Mining Equipment	185,307	131,799	22.1%	21.1%
Corporate	(15,741)	(15,145)
Eliminations	(15,281)	(8,782)
Total Operating Income	$325,901	$296,327	20.4%	22.2%

	Year Ended
	October 26,	October 28,
	2012	2011	Change
Net Sales By Segment:
Underground Mining Machinery	$3,107,488	$2,576,625	$530,863	20.6%
Surface Mining Equipment	2,737,488	1,959,353	778,135	39.7%
Eliminations	(184,087)	(132,072)	(52,015)
Total Sales By Segment	$5,660,889	$4,403,906	$1,256,983	28.5%

Net Sales By Product Stream:
Aftermarket Revenues	$2,950,945	$2,618,526	$332,419	12.7%
Original Equipment Revenues	2,709,944	1,785,380	924,564	51.8%
Total Sales By Product Stream	$5,660,889	$4,403,906	$1,256,983	28.5%

Net Sales By Geography:
United States	$2,297,216	$2,011,516	$285,700	14.2%
Rest of World	3,363,673	2,392,390	971,283	40.6%
Total Sales By Geography	$5,660,889	$4,403,906	$1,256,983	28.5%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$671,797	$595,262	21.6%	23.1%
Surface Mining Equipment	592,687	422,472	21.7%	21.6%
Corporate	(51,079)	(65,693)
Eliminations	(40,846)	(31,862)
Total Operating Income	$1,172,559	$920,179	20.7%	20.9%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	October 26,	October 28,
	2012	2011	Change
Bookings By Segment:
Underground Mining Machinery	$678,055	$632,715	$45,340	7.2%
Surface Mining Equipment	721,561	794,683	(73,122)	-9.2%
Eliminations	(77,861)	(35,587)	(42,274)
Total Bookings By Segment	$1,321,755	$1,391,811	$(70,056)	-5.0%

Bookings By Product Stream:
Aftermarket Bookings	$733,969	$775,059	$(41,090)	-5.3%
Original Equipment Bookings	587,786	616,752	(28,966)	-4.7%
Total Bookings By Product Stream	$1,321,755	$1,391,811	$(70,056)	-5.0%

	Year Ended
	October 26,	October 28,
	2012	2011	Change
Bookings By Segment:
Underground Mining Machinery	$2,780,799	$3,102,288	$(321,489)	-10.4%
Surface Mining Equipment	2,621,985	2,656,918	(34,933)	-1.3%
Eliminations	(331,445)	(167,767)	(163,678)
Total Bookings By Segment	$5,071,339	$5,591,439	$(520,100)	-9.3%

Bookings By Product Stream:
Aftermarket Bookings	$2,913,995	$2,806,224	$107,771	3.8%
Original Equipment Bookings	2,157,344	2,785,215	(627,871)	-22.5%
Total Bookings By Product Stream	$5,071,339	$5,591,439	$(520,100)	-9.3%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K with the SEC

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	October 26,	July 27,	April 27,	January 27,
	2012	2012	2012	2012
Backlog By Segment:
Underground Mining Machinery	$1,341,097	$1,490,593	$1,744,980	$1,969,277
Underground Backlog Adjustment	-	-	(118,725)	-
Adjusted Underground Mining Machinery	1,341,097	1,490,593	1,626,255	1,969,277
Surface Mining Equipment	1,333,098	1,492,961	1,668,702	1,716,594
Eliminations	(109,644)	(145,854)	(152,826)	(115,325)
Total Backlog By Segment	$2,564,551	$2,837,700	$3,142,131	$3,570,546

Backlog By Product Stream:
Aftermarket Backlog	$766,014	$840,139	$907,604	$946,750
Aftermarket Backlog Adjustment	-	-	(18,638)	-
Adjusted Aftermarket Backlog	766,014	840,139	888,966	946,750
Original Equipment Backlog	1,798,537	1,997,561	2,353,252	2,623,796
Original Equipment Backlog Adjustment	-	-	(100,087)	-
Adjusted Original Equipment Backlog	1,798,537	1,997,561	2,253,165	2,623,796
Total Backlog By Product Stream	$2,564,551	$2,837,700	$3,142,131	$3,570,546

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-K with the SEC